Contacts:

Dennis, F. Capovilla, Vice President, Worldwide Sales

dcapovilla@southwall.com

N. Kevin Walker, Vice President, Worldwide Marketing

kwalker@southwall.com

For Immediate Release

SOUTHWALL TECHNOLOGIES AWARDED NEW TWO-YEAR CONTRACT FROM SAINT-GOBAIN SEKURIT

PALO ALTO, Calif.-January 28, 2004-Southwall Technologies Inc. (Nasdaq:SWTX), a global developer, manufacturer and marketer of thin-film coatings for the electronic display, automotive glass and architectural markets, announced today that it has signed a new two-year agreement with Saint-Gobain Sekurit, a worldwide leader in the production of automotive glass, for the purchase of Southwall XIR® solar control films. Under the terms of the agreement, Saint-Gobain Sekurit will purchase more than US$ 14 million of XIR® 70 and XIR® 75 film between January 1, 2004 and December 31, 2005. Optional volumes available in the final year could increase the total contract value by as much as 30%. This agreement follows a previous two-year agreement between the companies, which expired on Dec 31, 2003.

"This contract represents an important extension of our ongoing business with Saint-Gobain Sekurit," said Dennis Capovilla, Southwall vice president of worldwide sales. "They are a very important customer in the automotive space for Southwall. We consider the new contract a tremendous vote of confidence from both Saint-Gobain Sekurit and the key European automakers it supplies."

"Southwall has been supplying solar control films to Saint-Gobain Sekurit for more than eight years," added Kevin Walker, Southwall vice president of worldwide marketing. "We are very pleased to continue our partnership in the automotive laminated glass market with one of the leaders in the field."

About Southwall Technologies Inc.

Southwall Technologies Inc., designs and produces designs and produces thin film coatings that selectively absorb, reflect or transmit light. Southwall products are used in a number of automotive, electronic display and architectural glass products to enhance optical and thermal performance characteristics, improve user comfort and reduce energy costs. Southwall is an ISO 9001:2000-certified manufacturer and exports advanced thin film coatings to over 25 countries around the world. Southwall's end customers include Audi, BMW, DaimlerChrysler, Hewlett-Packard, Mitsubishi Electric, Mitsui Chemicals, Peugeot~~-~~Citroën, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

About Saint Gobain Sekurit International

Saint-Gobain Sekurit is a leader in the innovation and manufacture of high quality glazing solutions. With a manufacturing presence throughout Europe and extending to Asia and the Americas, Saint-Gobain Sekurit can truly be considered one of the top suppliers of automotive glass to the world.

This press release may contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the company's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements in this press release are based on information available to the company on the date hereof, and the company assumes no obligation to update any such forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented. These risks include the possibility that the agreement between Southwall and Saint Gobain Sekurit (the "Agreement") will be terminated in whole or in part by one party or the other, that provisions of the agreement, (including those relating to Saint Gobain Sekurit's purchase obligations) may be declared unenforceable, that customer demand for the products covered by the Agreement will be less than expected, that Southwall's production costs associated with the products covered by the agreement will increase, that Southwall will experience manufacturing or quality problems in the future that will impair its ability to produce or provide sufficient quantities of products under the agreement, that actual orders for products and/or revenues to Southwall under the Agreement will be materially lower than those described above, that Saint Gobain Sekurit will not purchase the amounts described above, that Southwall will experience significant warranty or indemnification obligations in connect with the Agreement, that the Agreement will not be profitable to Southwall during some or all of the periods covered by the agreement,. That Southwall will be directly or indirectly harmed by negative developments for Saint Gobain Sekurit, and that force majeure events could prevent the performance of the Agreement, as well as risks associated with Southwall's ability to continue to as a going concern. Further risks are detailed in the company's filings with the Securities and Exchange Commission, including those set forth in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003; its Quarterly Report on Form 10-Q for the quarter ended September 28, 2003, filed on November 17, 2003, as amended by its Quarterly Report Form 10-Q/A, filed on November 19, 2003; its Current Reports on Form 8-K, filed on January 9, 2004.

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